Exhibit 99.1

Solar EnerTech Announces Fiscal 2008 Third Quarter
Financial Results

-- Fiscal 3Q08 Revenue Increases 577% to $10.3 Million Compared to 3Q07--
--3Q08 Sequential Revenue Increases 194% from 2Q08--

Menlo Park, CA, August 14, 2008 - Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced results for the third quarter of fiscal year 2008.

For the fiscal 2008 third quarter ended June 30, 2008, total revenue increased 577% to $10.3 million compared to $1.5 million in the third quarter of the prior year period. This performance also exceeded the Company’s original third quarter 2008 guidance of $8.5 million to $9.5 million published on April 25, 2008. On a quarterly sequential basis, fiscal third quarter revenue increased 194%, or $6.8 million to $10.3 million, compared to $3.5 million in the fiscal 2008 second quarter period. Revenue for the fiscal 2008 third quarter was comprised of approximately $9 million of sales of the Company’s solar modules and approximately $1.3 million of contract manufacturing revenue. For the contract manufacturing arrangement, silicon wafers were provided by the customer and Solar EnerTech produced solar modules based on the customer’s specifications.

The Company recorded a gross margin of $37,000 for the third quarter 2008 compared to $10,000 in the same quarter 2007. The increase in gross margin in the third quarter 2008 was primarily attributable to sales of the Company’s solar modules compared to the prior year period when gross margin primarily resulted from the resale of raw materials.

Selling, general and administrative expense for the three months ended June 30, 2008 decreased 43% to $1.6 million from $2.8 million for the three months ended June 30, 2007. The selling, general and administrative expense included stock-based compensation expense related to employee options of $0.5 million and $2.1 million for the three months ended June 30, 2008 and 2007, respectively. Excluding stock-based compensation expense, our selling, general & administrative costs increased by approximately $0.4 million largely from increases in professional fees, the number of employees added as we grow our business, and increased sales and marketing activities.

Total operating expense for the fiscal 2008 third quarter was $3.3 million compared to $2.8 million in the prior year period. In the 2008 third quarter, the Company incurred $2.1 million in non-cash expenses which consisted of a non-cash loss on debt extinguishment of $1.5 million related to the conversion of convertible notes into common stock and a $0.6 million non-cash stock-based compensation expense as described above. Non-cash stock compensation charges for the third quarter of 2007 were $2.1 million. Excluding these non-cash charges of $2.1 million in both the fiscal third quarter of 2008 and 2007, operating expense on a non-GAAP basis, for the third quarter of 2008 was $1.2 million, or 12% of sales, compared to $0.7 million, or 47% of sales, in the prior year third quarter period.

The Company incurred interest expense charges of $238,000 in the third fiscal quarter of 2008, primarily associated with Series A and B convertible notes. It also recorded gains of $107,000 on the change in fair market value of warrant liability.

Net loss for the fiscal 2008 third quarter was $3.5 million. Diluted earnings per share for the third quarter of both 2008 and 2007 showed a loss of ($0.03).

As of June 30, 2008, the Company had $2.7 million in cash, $2.6 million of accounts receivables, $5.0 million of prepayments primarily for purchase of raw materials, as well as $9.3 million of inventories on hand. Additionally, the Company had $2.3 million of accounts payable and accrued liabilities and $4 million of accounts payable and accrued liabilities due to related parties.

Mr. Leo Young, Chief Executive Officer of Solar EnerTech commented, “We continue to make steady progress in our business and are pleased with the better than expected increase in revenues during our fiscal third quarter. We saw strong demand from our key customer ‘Sky Solar’ during the quarter. Other customers we shipped to during the quarter were in Australia, Germany, Belgium, Holland and Switzerland. Ongoing margin improvement remains a high priority for our business. Our gross margin was positive this quarter and we believe we can continue to show improvement in this area of our operations. During the third quarter of 2008, approximately 36% of our solar cell modules were manufactured using internally produced solar cells which improved our margin performance, but still resulted in higher manufacturing costs due to relatively low manufacturing volume. For our upcoming fiscal fourth quarter, we expect to produce nearly all of our modules using our own cells further increasing our manufacturing volume and improving our gross margin.

We continue to focus on the highest quality of solar cell and module products for growing our customer base and view this as a differentiating factor for our company. In fact, one of our largest customers recently commented on the superiority of our branded SolarE products compared to the other vendors they use. Our product quality has benefitted significantly from our research & development effort as well as from the experienced individuals we have brought on board over the past year.

As part of our efforts to improve the quality and reputation of our solar cell products, we were also pleased to have recently secured our VDE certification which allows us to develop additional new business opportunities in the European marketplace. We plan to continue to enhance our profile and further expand our international presence by securing additional certifications, including UL and CSA certifications. As we enter into the second half of the calendar year, we remain on plan with our goal to complete our second cell production line by year end. Doing so will allow us to double our solar cell production capacity to 50MW. We also are in ongoing discussions with various suppliers in China and abroad regarding a long-term polysilicon supply contract. We expect doing so will allow us to reduce our short term polysilicon supply contracts, eliminate our need for spot market purchases and thus beneficially impact our overall margin performance. Increased global demand for highly efficient, state-of-the-art solar cells and modules continues to provide our business with very compelling growth opportunity ahead. We are encouraged with our opportunities and believe our fiscal fourth quarter revenue results have the ability to exceed our third quarter performance and believe that our gross margin will continue to show steady improvement,” concluded Young.

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic ("PV") solar energy cell manufacturing enterprise based in Shanghai, China, where the Company has established a sophisticated 63,000 square foot manufacturing plant in Shanghai's Jinqiao Modern Technology Park. Currently, the Company is capable of producing 25MW of solar cells from its existing production line and the company is in the process of completing its second 25 MW production line to better utilize capacity and meet expected future customer demand.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to research and develop higher efficiency cells and to put the results of that research to use in its manufacturing processes. Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production. The Company has also established a marketing, purchasing and distribution arm in Northern California's Silicon Valley.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

CONTACT
Bill Zima
ICR Inc.
203-682-8200 (Investor Relations)

Unaudited Financial Statements on Next Page

Solar EnerTech Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,
	2008	2007

Net sales	$10,272,000	$1,517,000
Cost of sales	(10,235,000)	(1,507,000)
Gross profit (loss)	37,000	10,000

Operating expenses:
Selling, general & administrative	1,606,000	2,798,000
Research & development	198,000	7,000
Loss on debt extinguishment	1,529,000	-
Total operating expenses	3,333,000	2,805,000

Operating loss	(3,296,000)	(2,795,000)

Other income (expense):
Interest income	24,000	27,000
Interest expense	(238,000)	(280,000)
Loss on issuance of convertible notes	-	-
Gain (loss) on change in fair market value of compound embedded derivative	(22,000)	7,100,000
Gain (loss) on change in fair market value of warrant liability	107,000	4,532,000
Other expense	(107,000)	(267,000)
Net income (loss)	$(3,532,000)	$8,317,000

Net income (loss) per share - basic	$(0.03)	$0.11
Net income (loss) per share - diluted	$(0.03)	$(0.03)

Weighted average shares outstanding - basic	104,528,145	78,807,012
Weighted average shares outstanding - diluted	104,528,145	119,343,005

Solar EnerTech Corp.
Consolidated Balance Sheets

	June 30, 2008	September 30, 2007
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,681,000	$3,908,000
Accounts receivable	2,568,000	913,000
Advance payments and other	4,955,000	6,500,000
Inventories, net	9,312,000	5,708,000
VAT taxes receivable	2,601,000	-
Other receivable	1,438,000	590,000
Total current assets	23,555,000	17,619,000
Fixed assets, net of accumulated depreciation	8,300,000	3,215,000
Deferred financing costs, net of accumulated amortization	1,860,000	2,540,000
Deposits	3,105,000	1,741,000
Total assets	$36,820,000	$25,115,000

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$589,000	$2,891,000
Customer advance payment	1,184,000	1,603,000
Accrued interest expense	-	615,000
Accrued expenses	485,000	507,000
Accounts payable and accrued liabilities, related parties	3,969,000	3,969,000
Demand note payable to a related party	-	450,000
Demand notes payable	-	700,000
Derivative liabilities	2,500,000	16,800,000
Warrant liabilities	6,360,000	17,390,000
Total current liabilities	15,087,000	44,925,000
Convertible notes, net of discount	55,000	7,000
Total liabilities	15,142,000	44,932,000

STOCKHOLDER'S EQUITY (DEFICIT):
Common stock - 200,000,000 shares authorized at $0.001 par value 111,616,855 and 78,827,012 shares issued and outstanding at June 30, 2008 and
September 30, 2007, respectively	112,000	79,000
Additional paid in capital	70,519,000	39,192,000
Other comprehensive income	2,361,000	592,000
Accumulated deficit	(51,314,000)	(59,680,000)
Total stockholders' equity (deficit)	21,678,000	(19,817,000)
Total liabilities and stockholders' equity (deficit)	$36,820,000	$25,115,000